UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                February 6, 2006
                Date of Report (Date of earliest event reported)

                             TARPON INDUSTRIES, INC.
             (Exact name of registrant as specified in its Charter)


      Michigan                        001-32428              30-0030900
(State or other jurisdiction   (Commission File Number)    (IRS Employer
 of incorporation)                                        Identification No.)

                                2420 Wills Street
                           Marysville, Michigan 48040
               (Address of principal executive offices) (Zip Code)

                                 (810) 364-7421
               Registrant's telephone number, including area code

          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

     o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement

     On February 6, 2006, the Registrant's Board of Directors amended the compensation payable to directors, as follows:


Non-employee Directors to receive:

     o On election - Options to purchase 10,000 shares of Tarpon common stock, vested immediately and exercisable for a period of ten years, with an exercise price of 100% of market value at the date of issue.

     o    Monthly - Cash retainer of $1,000

     o May 31 of each year - For directors in good standing for the current and previous year, a stock grant of $8,000 of Tarpon common stock at the current market price.

     o    Quarterly - Committee chairs, $500; Audit committee chair, $1,000

     o    Per in person Board meeting - $1,000

     o    Per telephone conference, Board, meeting or otherwise - $250

     o For special projects requested by the Board - fee agreed to and approved by the Board.


Employee Directors to receive:

     o May 31 of each year - For directors in good standing for the current and previous year, stock grant of $8,000 of Tarpon common stock at current market price as of May 31 of that year.

The new compensation plan will become effective as of February 6, 2006.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On February 9, 2006, the Registrant announced the election of Tracy L. Shellabarger as a director. The Board of Directors has been increased in size from three to four directors and Mr. Shellabarger has been classified as a Class II director with a term expiring at the 2008 Annual Meeting of Shareholders. Mr. Shellabarger will also serve as a member of the Registrant's Audit, Compensation and Nominating Committees. A news release is attached as Exhibit 99.1 and is incorporated by reference.


Item 9.01 Financial Statements and Exhibits

          Exhibit No.   Description

          99.1          News release dated February 9, 2006

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TARPON INDUSTRIES, INC.

                                Date: February 9, 2006

                                By:/s/ J. Peter Farquhar
                                   -------------------------------------------
                                     J. Peter Farquhar
                                     Chief Executive Officer

Exhibit Index

         Exhibit No. Description
99.1     News release dated February 9, 2006



                      TARPON INDUSTRIES, INC. ANNOUNCES NEW
                            BOARD MEMBER APPOINTMENT


Marysville, Michigan - February 9, 2006 - Tarpon Industries, Inc. (AMEX: TPO), a manufacturer and distributor of structural and mechanical steel tubing and engineered steel storage rack systems, today announced the election of Tracy L. Shellabarger by the Board of Directors as a director of Tarpon, and as Chairman of Tarpon's Audit Committee. The Board of Directors has been increased in size from three to four directors, and Mr. Shellabarger has been classified as a Class II director with a term expiring at the 2008 Tarpon Annual Meeting of Shareholders.

"We are pleased to announce the appointment of Tracy Shellabarger to our board of directors," said Tarpon Chairman and CEO J. Peter Farquhar. "Tracy's extensive experience as a steel industry executive, coupled with his expertise in mergers, acquisitions, corporate finance, accounting, and organizational design will add further depth to our board, and be extremely valuable as we move forward with our acquisition strategy."

"The opportunity to join Tarpon's board of directors is truly exciting," said Shellabarger. "Tarpon has a combination of a seasoned management team, a strong business model, and industry contacts in place to position it for success, and I look forward to providing strategic guidance and leverage industry contacts to further Tarpon's mission."

About Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. Through an acquisition-driven business model, the company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com.

About Tracy L. Shellabarger

Tracy L. Shellabarger brings to Tarpon's board of directors more than 25 years of steel industry finance, accounting, strategy, business planning, mergers, acquisitions, and capital structure planning experience. Most recently, Shellabarger served as Chief Financial Officer (CFO) for Steel Dynamics, Inc., a billion dollar, publicly traded, steel manufacturer. During his tenure at Steel Dynamics, Shellabarger led its finance, accounting, tax, insurance, and legal efforts, spearheading the initial public offering and driving sales to more than $2 billion. Prior to his role with Steel Dynamics, Shellabarger served as Controller of a division of Nucor Corporation, a Fortune 400 steel manufacturer, for almost seven years. He also spent more than seven years with former "Big 8" accounting firm Touche Ross & Company as a tax manager. Shellabarger earned a Bachelor of Science Degree in Accounting from the University of North Carolina, Chapel Hill, and is a certified public accountant (CPA) and member of the AICPA.

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